Exhibit 21.1

WISCONSIN ENERGY CORPORATION

SUBSIDIARIES AS OF DECEMBER 31, 2006

The following table includes the subsidiaries of Wisconsin Energy Corporation, a diversified holding company incorporated in the state of Wisconsin, as well as the percent of ownership, as of December 31, 2006:

Subsidiary (a)	State of Incorporation or Organization	Percent Ownership
Wisconsin Electric Power Company	Wisconsin	100%
ATC Management Inc.	Wisconsin	29.41%
American Transmission Company LLC	Wisconsin	25.81%
Bostco LLC	Wisconsin	100%
Blue Sky Wind Farm, LLC	Minnesota	100%
Green Field Wind Farm, LLC	Minnesota	100%
Lake Breeze Wind Farm, LLC	Wisconsin	100%

Wisconsin Gas LLC	Wisconsin	100%

Edison Sault Electric Company	Michigan	100%
American Transmission Company LLC	Wisconsin	3.59%

W.E. Power, LLC	Wisconsin	100%
Elm Road Generating Station Supercritical, LLC	Wisconsin	100%
Elm Road Services, LLC	Wisconsin	100%
Port Washington Generating Station, LLC	Wisconsin	100%

WEC Nuclear Corporation	Wisconsin	100%
Nuclear Management Company, LLC	Wisconsin	33.33%

WISVEST Corporation	Wisconsin	100%
CET Two, LLC	Delaware	100%

Minergy Corp.	Wisconsin	100%
GlassPack, LLC	Wisconsin	100%

WISPARK LLC	Wisconsin	100%
CenterPoint Wispark Land Company LLC	Wisconsin	35.83%

Wisconsin Energy Capital Corporation	Wisconsin	100%
Riverfront Power LLC	Wisconsin	99%

(a)	Omits the names of certain subsidiaries, which if considered in the aggregate as a single subsidiary, would not constitute a “significant subsidiary” as of December 31, 2006. Indirectly owned subsidiaries are listed under the subsidiaries through which Wisconsin Energy Corporation holds ownership.